Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT:	PATRICK JOHNSON (904) 598-7422

REGENCY CENTERS UPDATES 2012 EARNINGS GUIDANCE

Jacksonville, Fla. (February 7, 2012) — Regency Centers Corporation (NYSE:REG; “Regency” or “The Company”) announced today updated earnings guidance associated with the redemption and new issuance of preferred securities.

Effective today, Regency priced $250 million of newly issued 6.625% Series 6 Cumulative Redeemable Preferred Shares (“Series 6 Stock”). The Company will use the proceeds for (i) the purchase of all outstanding of 7.45% Series D Cumulative Redeemable Preferred Limited Partnership Units of its operating partnership (“Series D Units”); (ii) the redemption of 7.45% Series 3 Cumulative Redeemable Preferred Shares (“Series 3 Stock”); and (iii) the redemption of 7.25% Series 4 Cumulative Redeemable Preferred Shares (“Series 4 Stock”; collectively, the “Preferred Redemptions”).

Full-year 2012 Recurring Funds From Operations (“FFO”) will increase by $1.6 million, or $0.02 per share, as a result of the preferred dividend savings. Beginning in 2013, the Preferred Redemptions and the issuance of the Series 6 Stock will result in annual preferred dividend savings of approximately $1.8 million.

Full-year 2012 FFO will be lower by approximately $6.1 million, or $0.07 per share, due to the one-time impacts of (i) the expensing of original issuance costs of approximately $7.8 million on the Preferred Redemptions; (ii) the gain recognized by a negotiated discount to par of $1.9 million on the purchase of the Series D Units; and (iii) the one-time additional dividend payments of $1.8 million in the first quarter related to the required notice period of the Series 3 Stock and Series 4 Stock redemptions. These one-time impacts will be offset by the preferred dividend savings of $1.6 million for the remainder of the year.

Please see below updated summaries of guidance and Recurring FFO reconciliations.

2012 Earnings Guidance
	Previous Guidance	Updated Guidance
FFO/share — 2012	$2.30 - $2.46	$2.23 - $2.39
FFO/share — Q1 2012	$0.55 - $0.59	$0.47 - $0.51
Recurring FFO/share — 2012	$2.36 - $2.50	$2.38 - $2.52
Recurring FFO/share — Q1 2012	$0.54 - $0.58	no change

All numbers are per share except weighted average shares

Funds From Operations Guidance:	Three Months Ended March 31, 2012		Full Year 2012
Net income attributable to common stockholders	($0.01)	$0.03	$0.32	$0.48

Adjustments to reconcile net income to FFO:

Depreciation expense, amortization and other amounts as defined below	$0.48	0.48	$1.91	1.91

Funds From Operations (1)	$0.47	0.51	$2.23	$2.39

Adjustments to reconcile FFO to Recurring FFO:
Original preferred stock issuance costs expensed	0.09	0.09	0.09	0.09
Gain on redemption of preferred units	(0.02)	(0.02)	(0.02)	(0.02)
One-time additional preferred dividend payment	0.02	0.02	0.02	0.02
All other non-recurring items	(0.02)	(0.02)	0.06	0.04

Recurring Funds From Operations (1)	$0.54	0.58	$2.38	2.52

Weighted average shares (000’s)	90,314		90,424

(1)	See the definition of Funds from Operations and Recurring Funds from Operations included on page 2 of our supplemental report, as filed as Exhibit 99.2 to our Form 8-K dated February 1, 2012.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At December 31, 2011, the Company owned 364 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.5 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 205 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

###

Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

2